FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS APPOINTS HERBERT K. PARKER TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, Michigan, February 25, 2015 - TriMas Corporation (NASDAQ: TRS) - a diversified global manufacturer of engineered and applied products - today announced that it has appointed Herbert K. Parker, former chief financial officer and current executive vice president, Operational Excellence at Harman International to its Board of Directors, effective immediately. With this addition, the TriMas Board will now consist of nine directors, eight of whom are independent.

In connection with today’s announcement, TriMas announced that it has entered into a mutual cooperation agreement with Engaged Capital, LLC (“Engaged”), a shareholder of the Company. The agreement also provides that Engaged may appoint its principal, Glenn W. Welling, to the TriMas Board of Directors, at Engaged’s request in 2016.

“We are pleased to welcome Herbert to the Board of Directors, and believe that his expertise and insights will add valuable perspective to TriMas’ Board at an important time in our history,” said Samuel Valenti III, chairman of the board of TriMas Corporation. “We have made significant progress in recent years against our strategic initiatives to enhance our organizational focus, expand our customer markets and product lines and deliver improved financial performance. I look forward to working with Herbert and the rest of the Board as we continue to execute TriMas’ strategic plans.”

“TriMas is a leader in engineered and applied products with the innovative solutions, scale and geographic reach to drive further profitability and growth,” said Parker. “I look forward to working with management and the Board to help enhance value for all shareholders.”

“We appreciate TriMas’ constructive approach and openness to finding and executing on multiple initiatives to create value for shareholders,” said Welling. “Herbert’s expertise in operations, finance, and capital allocation will be a strong complement to TriMas’ Board. I am confident that TriMas has significant potential for value creation and look forward to the Company’s future success.”

Under the terms of its agreement with the Company, Engaged will, among other things, vote its shares in favor of the election of TriMas’ slate of directors at the Company’s 2015 Annual Meeting. In addition, Engaged has agreed to customary standstill provisions.

About Herbert Parker
Herbert Parker has served as executive vice president, Operational Excellence of Harman International Industries since January 2015. In this role, Herbert is responsible for Information Technology, Internal Audit and Mergers & Acquisitions. Herbert joined Harman in June 2008 as executive vice president and chief financial officer, a position he held until December 2014. During this time, Herbert oversaw a turnaround effort at the Company which included the reduction of fixed costs, significant margin improvement, sales growth, and the initiation of a shareholder-friendly capital allocation strategy, in addition to completing several acquisitions. In 2014, The Wall Street Journal ranked Herbert number 10 amongst the top 20 performing CFO’s in the S&P 500.

Previously, he served in various senior financial positions with global power and technology company ABB Group for 28 years, from 1980 to 2008, including chief financial officer of the $6 billion Americas region from 2006 to 2008, when he was based in Norwalk, Conn. From 2002 to 2005 he was the chief financial officer of the $12 billion global automation division, based initially in Zurich, Switzerland and later in Norwalk, Conn.

Herbert has lived in five countries and has performed business reviews in more than 30 countries. He began his career as a staff accountant with C-E Systems in Chattanooga, Tenn., and progressed through numerous accounting / finance positions including senior auditor and audit supervisor, internal audit manager, segment controller, vice president and business controller, senior vice president controller, industries division, and chief financial officer automation technologies division.

Herbert earned his Bachelor of Science Degree in Accounting from Lee University, Cleveland, Tenn.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 7,000 employees at more than 60 facilities in 19 countries. For more information, visit www.trimascorp.com.

Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to the Company’s plans for successfully executing the Cequent spin-off within the expected time frame or at all, the taxable nature of the spin-off, future prospects of the companies as independent companies, general economic and currency conditions, various conditions specific to the Company's business and industry, the Company’s ability to integrate Allfast and attain the expected synergies, and the acquisition being accretive, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
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